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Exhibit 10.1

        Redactions marked with '*'

DEVELOPMENT AND MANUFACTURING AGREEMENT

between

PERLOS Oyj

and

FOCUS INHALATION Oy

INDEX

1.	DEFINITIONS	3
2.	MANUFACTURING OF AGREEMENT COMPONENTS	4
3.	MANUFACTURING	4
4.	PRICE AND PAYMENT	4
5.	FOCUS' PROPERTY	5
6.	DEVELOPMENT OF AGREEMENT PRODUCTS	6
7.	DISCLOSURE OF INFORMATION AND SECRECY	6
8.	PRIMARY SOURCE OF SUPPLY	7
9.	PERMISSIONS AND LICENCES	7
10.	IPR WARRANTY	7
11.	LIABILITY FOR DEFECTS, LIMITATION OF LIABILITY	7
12.	LIQUIDATED DAMAGES	8
13.	PRODUCT LIABILITY	9
14.	TERM AND TERMINATION	9
15.	CONSEQUENSES OF TERMINATION	9
16.	FORCE MAJEURE	9
17.	MISCELLANEOUS	10

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        THIS DEVELOPMENT AND MANUFACTURING AGREEMENT is entered into on this date January 20, 2003, by and between

  Focus Inhalation Oy, whose registered office is at Biolinja 12, P.O. Box 980, 20101 Turku and registration number Y1629116-4 (hereinafter referred to as "Focus"),

  and

  Perlos Oyj Pharma, whose registered office is at Äyritie 12 C, P.O. Box 178, 01511 Vantaa and registration number Y 1067837-6 (hereinafter referred to as "Perlos").

          This Agreement is comprised of this document and the attached Appendices. In case of any inconsistency between this document and any of the Appendices, they shall take precedence in the following order:

  1.
  This document;

  2.
  Appendices in the order they are numbered.

          WHEREAS, Perlos and Focus are willing to establish a commercial relation, where Perlos would develop and manufacture certain components as well as assemble and pack certain products for Focus as more closely defined in the Agreement.

          WHEREAS, the parties hereby document the reciprocal rights and obligations.

          WHEREAS it is the intention of the parties that Perlos shall remain as the main supplier of the Agreement Components and that Focus shall use only one second source supplier.

  NOW THEREFORE THE PARTIES AGREE AS FOLLOWS:

1.     DEFINITIONS

        In this Agreement the following expressions will have the following meanings unless otherwise expressly provided or unless the context clearly indicates otherwise. In case this Agreement is used for more than one product the appendices will be identified and grouped by numbers.

  1.1
  The "Agreement Product" means TAIFUN® inhalator closer specified in Appendix B.

  1.2
  The "Agreement Components" means components manufactured by Perlos for the Agreement Product.

  1.3
  "Specifications" means the Specifications for the Agreement Components and the Agreement Products, enclosed to Appendix B of this Agreement.

  1.4
  "Perlos Services" shall mean product development & industrialisation service, injection moulding, sub-assembly, filling, assembly and packing of the Agreement Products as more closely specified in Appendix B and C.

  1.5
  "Focus IPR" means intellectual property rights relating to the Agreement Products.

  1.6
  "Perlos IPR" means intellectual property rights relating to the manufacturing process of the Agreement Components and the assembly process of the Agreement Products created by Perlos such as 3D files prepared by Perlos (design data for tools and assembling lines), specification of manufacturing equipment, validation plans and data, manufacturing process (injection moulding, assembly) documentation, process control instructions and data, functional test working instructions and data, measuring methods and related programs, test jig design data, tool and automation design data, including software for line controls and data banks and DMF type III.

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  1.7
  "Development Results" shall mean any invention, discovery, design, computer program, chip topography, or copyright work and any documentation or any other material devised, invented, discovered, made, originated, or created by either of the Parties or jointly by the Parties under this Agreement.

2.     MANUFACTURING OF AGREEMENT COMPONENTS

  2.1
  Perlos undertakes to manufacture the Agreement Components and to supply them to Focus. Manufacture shall be performed in accordance with the specifications attached hereto under Appendix B. Any modification to such specifications shall be agreed by the parties' in writing.

    It is understood that the word "manufacture" as used in this Agreement shall include the manufacturing process, quality control and assurance. Unless otherwise agreed in writing Perlos may not supply the Agreement Components to any third party.

  2.2
  Focus will provide Perlos with forecasts estimating Focus' need for the Agreement Components and place orders for delivery in accordance with the routines agreed in Appendix D.

  2.3
  Perlos will deliver the Agreement Components DDP Focus' plant Turku. Prices of the Agreement Components and the terms of payment are agreed in Appendix A.

3.     MANUFACTURING

  3.1
  Perlos shall assemble the Agreement Products, fill them and pack them as more closely specified in Appendix B and C.

  3.2
  Perlos injection moulding and subassembly services will be performed by Perlos in Kontiolahti, or at an alternative location agreed by the Parties in writing.

  3.3
  Perlos filling, assembling and packing Services will be performed by Perlos in Focus' premises in Turku under Focus' supervision, or at an alternative location agreed by the Parties in writing.

  3.4
  The Parties plan to invest, subject to separate agreement in writing, jointly in Tools for Agreement Components, and Automation Machinery for the sub-assembly, filling and assembly of the Agreement Products. The Automation Machinery, its financing and other terms and conditions relating to the investment shall be specified in an Investment Agreement that will be appended to this Development and Manufacturing Agreement (Appendix G).

4.     PRICE AND PAYMENT

  4.1
  Focus will pay the prices for the Agreement Components and the Perlos Services as set forth in Appendix A.

    The prices are based on specifications of the Agreement Components and Perlos Services on the date of signature hereof. In case of future amendments or variations, the parties shall agree in writing the effect of such variations or amendments on the prices and other terms and conditions hereof.

  4.2
  Prices may be amended once a year for delivery scheduled during the ensuing calendar year by mutual agreement between the parties. Price changes will be based on corresponding changes in Perlos' costs for the delivery of the Agreement Components and the Perlos Services.

    Prices for each calendar year shall be discussed and agreed in October the preceding year. If a price for any calendar year has not been agreed by the end of the preceding year, either party

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    may terminate the Agreement by giving at least six (6) months' written notice. During the notice period the last agreed prices will prevail.

  4.3
  Without prejudice to the above, should Perlos' costs for Perlos' supplies and services under this Agreement increase by more than * per cent * from the level of the latest price agreement, Perlos may request a renegotiation of the price. In such case, Focus is entitled to verify the increase of Perlos' cost by obtaining a break down of Perlos' cost structure, including past and present cost.

    The parties will meet within thirty (30) days from such request and negotiate in good faith a revision of the price. If the parties fail to agree on a revised price within thirty (30) days from the beginning of such good faith negotiations, the price will be increased by * * percent of the proven increase of the raw material costs, such revised price to be valid for the remainder of the current calendar year.

5.     FOCUS' PROPERTY

  5.1
  Any production tools, machines or other property of Focus situated in Perlos' premises and put by Focus at Perlos' disposal for the purposes of this Agreement are to be listed in Appendix E ("Focus' Property").

  5.2
  The right of ownership to any property that is procured or purchased by Perlos on Focus' behalf will pass over to Focus when such property has been fully paid by Focus.

  5.3
  Perlos is only entitled to use Focus' Property and any property contenplated under section 5.2 for the purposes of this Agreement and may not in any way dispose over it in a way that may jeopardise or otherwise affect Focus' rights thereto. Perlos shall at all times keep the Focus' Property marked in a way that clearly indicates to a third party that it is the property of Focus and clearly distinguishes it from the property of others.

  5.4
  Perlos undertakes to insure the Focus Property and any property contenplated under section 5.2 against loss, destruction or damage while the Focus Property is in the possession of Perlos.

  5.5
  Perlos undertakes to keep Focus informed of discovered changes in the condition and status of the Focus Property and any property contenplated under section 5.2 as well as of the need for repairs, replacement or substitution of any individual machine, mould or tool in order to keep up with or improve forecasted production quantities and quality. The parties shall separately agree in writing upon necessary actions and the division of costs resulting from such actions.

  5.6
  Focus shall bear the costs connected with the removal of the Focus Property to Perlos plant and any possible refurbishment cost of the transferred tools. Focus shall bear the costs connected with the removal of the Focus Property and any property contenplated under section 5.2 from Perlos' plant.

  5.7
  Perlos agrees to maintain the Focus Property and any property contenplated under section 5.2 in working condition, safe, secure and in conditions which are suitable for such equipment and adequate to prevent any deterioration. Perlos further agrees to carry out the day-to-day maintenance according to the instruction manual developed by the supplier of the machinery and the instructions of Focus, and in any case, at least to same level of care as Perlos takes of its own capital equipment and tooling as required to fulfil its obligations under this Agreement.

    Perlos undertakes at its cost to repair or replace items of the Focus Property to the extent necessary for the performance of this Agreement where the loss or damage is caused by the negligent act or omission of Perlos. Otherwise any reparation of damages and spare parts for Focus Property shall be to Focus' account.

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6.     DEVELOPMENT OF AGREEMENT PRODUCTS

  6.1
  Perlos and Focus will conduct possible future development work concerning the Agreement Components and other products and manufacturing processes in the field of inhalation technology. The development work shall be carried out according to separate Project Agreements that will be signed from time to time between the parties and attached hereto as appendixes starting with Appendix F 1.

  6.2
  If not otherwise agreed the costs of such joint development projects shall be borne by Focus.

  6.3
  All rights in and to the development results related to such joint development projects carried out jointly by the Parties or by a Party under any Project Agreement shall be agreed upon separately in the respective Project Agreement. The principle being that the Party who bears the cost of the development work owns the rights to the results.

  6.4
  All rights in and to the development results other than mentioned above shall be jointly owned by the Parties, both of the Parties having a right to freely exploit, including a right to grant licenses to third parties, such development results without obtaining any consent from the other Party.

7.     DISCLOSURE OF INFORMATION AND SECRECY

  7.1
  Perlos will make available to Focus all information relating to the Agreement Products in its possession and necessary in registration matters for Focus to be able to make the intended use of the Agreement Products.

  7.2
  Any information relating to the Agreement Products and/or to the manufacture and quality control of the Agreement Products including information relating to Focus IPR or Perlos IPR disclosed by either party to the other, and information regarding a party's products, production, development work, research and other business secrets disclosed by or on behalf of a party to the other party under this Agreement or under any previous agreement with confidentiality obligations, whether oral, in writing or in any other way, will be treated in the strictest confidence by the receiving party and will not be disclosed or used to another purpose than set forth in this Agreement without prior written consent from the other party during the term of this Agreement and for ten (10) years thereafter.

  7.3
  The provision of Article 7.2 shall not apply to:

  (a)
  information which before the date of this Agreement is in the public domain;

  (b)
  information which after the date of this Agreement becomes part of the public domain by publication or otherwise except by breach of this Agreement;

  (c)
  information which was in the possession of the receiving party at the date of this Agreement and was not acquired directly or indirectly from the disclosing party;

  (d)
  information which is disclosed by a third party, provided that such information was not obtained, directly or indirectly, from the disclosing party;

  (e)
  information which is independently developed by a party without the benefit of information disclosed by the other party;

  (f)
  information which Focus needs to disclose to national and international authorities for the purposes described in Article 7.1. Focus will, however, endeavour to maintain the confidentiality as far as possible.

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8.     PRIMARY SOURCE OF SUPPLY

  8.1
  Perlos will be the Primary Supplier of the Agreement Components. Primary Supplier shall mean that Focus will order from the Primary Supplier the following share of its yearly demand:
      •    when the annual volume is less than    •    pieces
      •    when the annual volume is over    •    pieces
  (The annual volume = the aggregate ordered volumes during a calendar year)

  8.2
  To ensure competitive cost structure Perlos will utilise transparency in price calculations and offer an additional manufacturing location if needed in order to ensure volumes in all circumstances. If an additional Perlos manufacturing location is used, and the annual manufacturing volumes of the Agreement Components are from                  components, the price level of the Agreement Components will be determined according to annual manufacturing volumes of                  components. For annual manufacturing volumes of 1 million components or more, the prices will be based on actual volumes.

  8.3
  Focus will have the right to maintain or establish a second supplier for the Agreement Components for the purpose of risk management, and to ensure competitive pricing. The volumes allocated to such a second supplier shall not affect Perlos' rights under clause 8.1.

        However in case Perlos cannot deliver in the agreed timeframe the volumes specified in 8.1 forecasted by Focus reasonably in advance according to Appendix D, Focus shall not be bound to the limitations agreed in 8.1 above for as long as such an inability lasts.

  8.4
  Should such an alternative second supplier, as defined above, need a license to use Perlos IPR in connection with manufacturing of components for the Agreement Products, Perlos will grant the license for such a limited use under Perlos customary conditions. In consideration of the license Focus shall pay to Perlos    •    EUR and shall compensate Perlos' project costs associated therewith up to the maximum of    •    million EUR.

9.     PERMISSIONS AND LICENCES

  9.1
  Focus shall be responsible for obtaining and maintaining all manufacturing and other licences, permissions, and approvals by relevant authorities necessary for the manufacturing, sales and distribution of the Agreement Products.

  9.2
  Perlos and Focus shall keep each other informed of market conditions, Government regulations, and appropriate developments relating to the Agreement Product.

10.   IPR WARRANTY

  10.1
  According to Perlos' knowledge it has valid right to use the Perlos IPR. To the knowledge of Perlos (without making any specific enquiries thereof), Perlos IPR does not interfere with and does not infringe any patent, copyright, trademark or other intellectual property right of any other person.

  10.2
  According to Focus' knowledge it has valid right to use the Focus IPR. To the knowledge of Focus (without making any specific enquiries thereof), Focus IPR does not interfere with and does not infringe any patent, copyright, trademark or other intellectual property right of any other person.

11.   LIABILITY FOR DEFECTS, LIMITATION OF LIABILITY

  11.1
  All Agreement Components delivered to Focus will have been subject to production and quality control in accordance with the documents in Appendix B. In the event that any

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    Agreement Components are found not to conform with the Product Specification included in Appendix B due to reasons for which Perlos is responsible, Perlos will replace the defective Agreement Components.

  11.2
  Perlos Services will be performed in conformity with the specifications in Appendices B and C. Perlos shall not be responsible for materials or components supplied by Focus, defects resulting from Focus' specifications or the design of the Agreement Products or any other defects not caused by Perlos. Perlos assumes no liability for the performance, accuracy, specifications or defects of or due to tooling supplied by Focus, designs or instructions produced or supplied by Focus and Focus shall be liable for costs expenses incurred by Perlos related thereto. In the event that Perlos Services shall not be in conformity with the specifications in Appendices B and C, Perlos shall at Perlos' option, either credit Focus for any such nonconformity (not exceeding the price paid by Focus for Perlos Services in respect of such defective Agreement Products) or, at Perlos' expense, replace, repair or correct the respective defective Agreement Product.

  11.3
  The foregoing constitute Focus' sole remedy for claims based on defects in the Agreement components or the Agreement Products. In any and all cases, except in cases of gross negligence or intentional misconduct, the liability of Perlos for any defect or non-conformity in Perlos' Services, the Agreement Components or Agreement Products, including any losses, damages or costs arising out of or in connection with such defects shall be limited:

  (a)
  regarding Agreement Products being defective due the same technical or another ground, to the amount charged by Perlos from Focus for the Agreement Components and Perlos Services during the two (2) calendar months preceding the month when the defect was first noticed, and

  (b)
  notwithstanding the limitation set forth in point (a) above, for claims arising during any single calendar year, in the aggregate to 50% of the amount charged by Perlos from Focus for Agreement Components and Perlos Services during the previous calendar year.

  11.4
  Perlos shall not be liable to Focus for any indirect or consequential loss or damage regardless of its cause, unless due to gross negligence or intentional misconduct.

12.   LIQUIDATED DAMAGES

  12.1
  If the supply by Perlos of the Agreement. Components is delayed due to reasons solely attributable to Perlos and if Focus has not granted Perlos an extension to the delivery time Focus shall be entitled to claim liquidated damages calculated on the basis of the price of the delayed Agreement Components at the rate of    •    per cent     •    per each full delayed week up to a maximum of    •    per cent    •    of the price of the delayed Agreement Components.

  12.2
  The liquidated damages determined in accordance with Article 12.1 shall mean the full and final compensation by Perlos to Focus in respect of delays in delivery under this Agreement except as ruled by applicable laws. Focus shall definitively forfeit its right to claim liquidated damages if it has not claimed such damages in writing within     •        •        •    from the date the Agreement Components in question should have been delivered in accordance with the original delivery date.

  12.3
  Perlos shall not be responsible for the delays in the performance of Perlos Services unless such delay is solely due to Perlos' intentional misconduct or gross negligence.

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13.   PRODUCT LIABILITY

  13.1
  As the owner of all product based IPR. Focus is alone responsible for product liability connected with the Agreement Products. Perlos is not liable to pay any punitive damages or any other damages of punitive nature, any fines or penalties or any other fee(s) under public law unless such damages arise out of or are attributable to gross negligence or intentional misconduct on the part of Perlos.

  13.2
  In any and all cases the liability of Perlos regarding product liability and/or product safety is limited to maximum of EUR 1 million in the aggregate concerning occurrences during each individual calendar year.

  13.3
  Focus agrees to indemnify and hold Perlos harmless against all consequences (including without limitation attorney's fees and other legal costs) of any and all claims, suits, actions or demands asserted against Perlos directly or indirectly, which claims, suits, actions or demands concern(s) or relate(s) to product liability and/or product safety which exceed the amounts mentioned above in 13.2

14.   TERM AND TERMINATION

  14.1
  This Agreement is valid from and including the January 20, 2003 ("Effective Date") and may be terminated by either party by giving not less than twelve (12) months prior written notice.

  14.2
  Articles 6.4; 7.2; 7.3; 10; 11; 13; 15 and 17.2 shall survive the termination of this Agreement.

  14.3
  Upon the failure of either party to keep or perform any of its obligations hereunder and the continuation of such default, for thirty (30) days after the defaulting party has been notified by the non-defaulting party, the non-defaulting party may, at its sole option and in addition and without prejudice, to its other rights and remedies, terminate this Agreement forthwith upon notice to the defaulting party.

    The insolvency of, or stoppage of payment by, either party or the commencement of a bankruptcy, insolvency or receivership or any similar proceeding against either party, or levy of any distress, execution or attachment upon the property of either party shall be deemed a default for purposes of this Article 14.3.

15.   CONSEQUENSES OF TERMINATION

  15.1
  Upon termination of this Agreement for whatever reason, Perlos and Focus respectively shall without delay return to the other party all written know- how, data and information provided by that party, and all copies thereof, and shall not use such know-how, data and information for any purpose. Focus and Perlos may, however, retain one copy of such information in their respective confidential files solely for compliance purposes.

  15.2
  Upon termination or expiry of this Agreement for whatever reason Focus shall be entitled and obliged to purchase from Perlos all Agreement Components in Perlos' stock for the purchase price then in force and delivery to be made the first working day after termination or expiry of this Agreement on the delivery terms in force at that time. Focus is also obliged to pay Perlos all remaining share of the non-amortised part of the investments.

16.   FORCE MAJEURE

  16.1
  Neither of the parties shall be liable on any account for any failure to fulfil any terms of this Agreement if such fulfilment has been frustrated or made unreasonably onerous by Force Majeure including strikes, riots, lockouts, civil commotion, war, governmental regulations, shortage of transport, general shortage of materials, restrictions or: disturbances in the supply

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    of energy or communications, defects or delays in deliveries by sub-contractors caused by any such Force Majeure circumstance, or any other unforeseeable event beyond the control of the affected party.

  16.2
  If a party is unable, wholly or in part, to fulfil any term of this Agreement due to a Force Majeure situation for a total period of three (3) months, the other party may terminate this Agreement with immediate effect.

17.   MISCELLANEOUS

  17.1
  The obligations of Perlos may, at Perlos' sole discretion, be performed by a subcontractor or subcontractors appointed by Perlos.

  17.2
  This Agreement will be governed and construed in accordance with the laws of Finland. Any dispute or controversy arising out of or relating to this Agreement shall be settled by arbitration. Such arbitration shall be conducted in Helsinki in accordance with the Rules of the Arbitration Institute of the Central Chamber of Commerce in Helsinki by one sole arbitrator appointed jointly by Focus and Perlos. If Focus and Perlos cannot agree upon the person of the arbitrator within two (2) weeks the arbitrator shall be appointed by the Arbitration Institute of the Central Chamber of Commerce in Helsinki.

  17.3
  This Agreement embodies all the terms and conditions and obligations of the contract between the parties hereto and supersedes and cancels all previous agreements and understandings, whether oral or in writing, in respect of the subject matter hereof and may not be amended, or modified except by an express declaration in writing signed on behalf of Focus and Perlos by a duly authorised officer and referring specifically to this Agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed in duplicate.

Date:	Date:

For and behalf of FOCUS INHALATION OY	For and behalf of PERLOS OYJ PHARMA
Signed by:	Signed by:

Name:	Name:

Title:	Title:

Enclosures

Appendix A	Prices and terms of payment
Appendix B	Quality Assurance Agreement
Appendix C	Specification for the sub-assembly, filling, assembly and packing services
Appendix D	Forecasts and orders of the Agreement Components
Appendix E	Focus' Property
Appendix F	Development Project Agreements
Appendix G	Investment Agreement

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APPENDIX A to
Development and Manufacturing Agreement

        Prices and terms of payment

* * *

Appendix B to
Development and Manufacturing Agreement:

Quality Assurance Agreement

Table of contents:

1. PURPOSE OF AGREEMENT	2
2. ADMINISTRATIVE DATA	2
3. PRODUCT DEFINITION	2
4. MANUFACTURING REQUIREMENTS	2
4.1 FACILITIES AND EQUIPMENT	2
4.2 GMP STANDARDS	3
4.3 MATERIALS	3
4.4 DOCUMENTATION	3
4.5 BATCH NUMBERING	4
4.6 BATCH RECORD	4
4.7 DEVIATIONS	4
4.8 PRODUCT STORAGE	4
4.9 PRODUCT PACKAGING AND TRANSPORT	5
5. QUALITY ASSURANCE REQUIREMENTS	5
5.1 SAMPLING	5
5.2 TESTING	5
5.3 SAMPLE RETENTION	5
5.4 PRODUCT RELEASE	6
5.5 REJECTION OF PRODUCT BY PURCHASER AND PRODUCT COMPLAINTS	6
6. RIGHT TO AUDIT	7
7. CHANGE CONTROL	7
8. PROCESS VALIDATION	7
9. CONTINUOUS IMPROVEMENT	7
10. CONTRACTUAL AGREEMENT	8

List of Appendices:

Appendix 1.	Product Specification
Appendix 2:	AQL Specification (to appended later)
Appendix 3:	List of Approved Suppliers
Appendix 4:	Transit Packaging Specification
Appendix 5:	Customer Complaint Form
Appendix 6:	Certificate of Analysis Sample
Appendix 7:	List of Contact Personnel
Appendix 8:	Sampling

1.     PURPOSE OF AGREEMENT

  The purpose of this Agreement is to identify and document the general quality standards which are to be applied and adhered to by the Manufacturer (Perlos) in the manufacturing, testing, packaging, quality assurance, and release of the Product.

2.     ADMINISTRATIVE DATA

Purchaser:	Focus Inhalation Oy Biolinja 12 P.O. Box 980 FIN-20101 Turku Finland
Manufacturer:	Perlos Oyj Äyritie 12 C P.O. Box 178 FIN-01511 Vantaa Finland

3.     PRODUCT DEFINITION

  The Product covered under this agreement is the TAIFUN® dry powder inhaler device. The Product definition shall include and be applicable to the individual components, any and all device subassemblies. The definition, for purposes of this document, is relevant to the current as well as future TAIFUN® designs.

4.     MANUFACTURING REQUIREMENTS

4.1   Facilities and Equipment

  4.1.1.    The Manufacturer shall produce components for the Products at its Kontiolahti, Finland manufacturing site.

  4.1.2.    The Manufacturer will not transfer any of the manufacturing, testing, or packaging operations for the Product to another site or to a third party without the prior and written approval of the Purchaser.

  4.1.3.    The premises and equipment used for the manufacture, assembly, packaging, sampling and testing of the Product must be in compliance with relevant GMP's, cGMP's, current regulatory guidelines, EN46001 (Quality Systems for Medical Devices) applicable to the manufacture of plastic medical devices and pharmaceutical packaging components.

  4.1.4.    The moulding and assembly premises and operations shall be maintained according to standard ISO14644-1 Class 8 or better. The Manufacturer will conduct microbiological measurements on personnel, air and surfaces in accordance with the Manufacturer's standard procedures. In general, moulding, assembly and packaging areas for the Product are to be maintained clean, orderly and under line clearance procedures.

  4.1.5.    Manufacturer will conduct microbiological measurements on Product according to the Purchaser's requirements. Microbiological contamination of the Products shall not exceed 100 CFU per 20 units.

  4.1.6.    The Manufacturer will implement and keep up to date appropriate equipment maintenance and will institute and keep active a calibration program and a validation program to ensure all equipment subject to such requirements is complaint.

  4.1.7.    The Manufacturer may only produce the Product under properly validated process conditions on validated production equipment and may only utilize validated test methods for the release of Product against specifications.

4.2   GMP Standards

  4.2.1.    The Manufacturer shall ensure all manufacturing is conducted under quality standards according to the following standards: EC Directive 93/42, ISO 9001, EN 46001, and the US cGMP Guideline for Medical Devices (21 CFR Part 820: Quality System Regulation, cGMP for Medical Devices).

  4.2.2.    The Manufacturer will prepare and maintain current a Type III Drug Master File according to the requirements of the FDA. The Parties will agree separately on the payment of the costs for preparation and maintenance of the Drug Master File.

4.3   Materials

  4.3.1.    Materials for manufacture of the Product shall be procured only from material suppliers approved by the Purchaser Appendix 3 "Approved Suppliers and Materials". The Manufacturer is responsible for ensuring all materials procured for use in the Product are in full compliance with the specifications given on Appendix 1, "Product Specification of TAIFUN® Dry Powder Inhaler".

  4.3.2.    The Manufacturer will store the raw materials under the conditions specified or recommended by the raw material supplier and will regulate the raw material stock to ensure its utilisation within the supplier recommended shelf life. Expired stock may not be used.

  4.3.3.    Only food grade materials and lubricants may be used for the construction and maintenance of production equipment on any surfaces that contact or may contact Product components during the manufacturing process. The name and technical data for such materials and lubricants must be kept on file and submitted to the Purchaser on request.

  4.3.4.    The Manufacturer shall conduct regular quality and GMP audits of the important goods and services providers.

4.4   Documentation

  4.4.1.    The Purchaser is responsible for generating and maintaining all the specifications required to define the Product and test its functionality including design and tolerances, materials of construction, functional and performance tests. The Purchaser is responsible for the specification of all transit packaging requirements for the Product, see Appendix 4, "Transit Packaging Specification".

  4.4.2.    The Purchaser is responsible for providing updates to specifications to the Manufacturer via an established Change Control Procedures.

  4.4.3.    The Manufacturer is responsible for generating and maintaining all the specifications, standard operating procedures, batch records, maintenance logs, change control documents, validation records, training records, and general manufacturing documents as required to manufacture, control, test and release the Product against the specifications provided by the Purchaser and as required to ensure compliance of the entire manufacturing operation with applicable current GMP's.

  4.4.4.    The Manufacturer is responsible for maintaining all product specifications current and up to date based on the information provided by the Purchaser.

  4.4.5.    The Manufacturer will utilize a Certificate of Analysis (Appendix 6), signed by a qualified representative of the manufacturer's Quality Department, to guarantee each batch is in conformance with the relevant specifications as defined in this agreement. This certificate will also contain any agreed functional and dimensional data. This certificate will become a part of the batch record and as such will be included with each batch delivered to the Purchaser and a copy will also be retained as part of the Manufacturer's batch record.

  4.4.6.    The Manufacturer commits to providing a full document package for any batch of the product within two working days of notification by the Purchaser in case of a request by a Regulatory Agency or an internal need of the Purchaser.

  4.4.7.    The Manufacturer shall maintain and safeguard batch records for each manufactured batch of the product for a period of no less than 12 (twelve) years from the date of product release to the Purchaser. After the agreed period handling of the records shall be mutually negotiated and agreed by the Parties.

4.5   Batch Numbering

  4.5.1.    A batch shall consist of units of Product (moulded components or sub-assembled components,) of a single type, grade, class, size, and composition, manufactured under essentially the same conditions and essentially at the same time.

  4.5.2.    The Manufacturer's standard batch numbering system will be used for numbering each batch of the Product. The number assigned to each batch will be unique and will appear on all documents relating to that particular batch.

  4.5.3.    Batch numbering will be applied and controlled so as to provide traceability through the entire manufacturing process.

4.6   Batch Record

  4.6.1.    A batch record must include all information required to provide full traceability of the Product of each of the materials, components, methods, equipment, personnel and analytical results (including statistical data and analysis) utilized in the manufacturing process and testing of each batch of Product.

  4.6.2.    Batch record traceability extends to all data and information obtained from external suppliers of materials and components used in the manufacture of the Product.

4.7   Deviations

  4.7.1.    The Manufacturer will record, within the batch record documentation, any deviation from the validated manufacturing process of the Product. The Manufacturer is responsible for conducting an investigation as to the cause of the deviation and take corrective action to prevent its reoccurrence.

  4.7.2.    The Manufacturer is responsible for investigating any test result, which yields an out of specification result, and for taking corrective and preventive action in accordance with the Manufacturer's standard operating procedure.

4.8   Product Storage

  Product shall be stored by the Manufacturer prior to shipment according to the requirements of the Product Specification (ambient temperature to be between 8 degrees and 35 degrees Centigrade) in a controlled access warehouse. The Manufacturer will store the raw materials, work in progress and final Product so as to ensure there is no possibility of deterioration, contamination, moistening, damage or admixture.

4.9   Product Packaging and Transport

  The Manufacturer will package and identify all batches of Product per the requirements listed in the Packaging specification for TAIFUN Components, Sub-assemblies, and Devices, reference Appendix 4, "Transit Packaging Specification".

5.     QUALITY ASSURANCE REQUIREMENTS

5.1   Sampling

  5.1.1.    The Manufacturer will utilise one of the following recognised sampling standards, ISO 2859-1, Mil Spec 105D, or ANSI Z1.4 as appropriate for the size of batch being sampled. This is applicable to batches of raw materials, additives, purchased goods and Product.

  5.1.2.    The sampling and inspection switching rules for the selected sampling standard shall apply for the relaxation or tightening of inspection level and sample size.

  5.1.3.    The Manufacturer shall collect and supply to the Purchaser samples from each batch of product to be used by the Purchaser for incoming inspection purposes according to Appendix 8 and as amended from time to time. These samples shall be packaged separately and labelled according to the requirements of Appendix 4 in a separate sample box that is also labelled as containing samples.

5.2   Testing

  5.2.1.    The Purchaser is responsible for providing the Manufacturer with a comprehensive listing of all the dimensions, attributes and functions that will be verified by the Manufacturer via incoming inspection, in-process testing and/or batch release testing to ensure the Product's compliance with specification.

  5.2.2.    The Manufacturer will conduct inspection/testing on all in-coming material batches to ensure compliance with specification.

  5.2.3.    The Purchaser is responsible for setting the Acceptable Quality Limits for each product release attribute. Reference Appendix 2, "AQL Specification for TAIFUN Dry Powder Inhaler Device Attributes."

  5.2.4.    The Manufacturer is responsible for ensuring that all in-process testing and batch release testing is conducted according to the requirements of Appendix 2 and documented.

  5.2.5.    The Manufacturer will reject product batches, which do not meet the specified AQL for any of the inspection criteria.

  5.2.6. The Manufacturer will reject product batches, which do not meet the Product specification requirement for any of the inspection criteria given in the Product specification.

  5.2.7.    Concessions may be granted at the Purchaser's discretion to release batches, which have been rejected by the Manufacturer.

5.3   Sample Retention

  5.3.1.    The Manufacturer will retain, properly identify, and store sufficient samples in accordance with the Manufacturer's standard procedures.

5.4   Product Release

  5.4.1.    The release of each batch of Product by the Manufacturer will require a full review of all manufacturing and analytical documentation, as documented by the batch record, for the batch by a qualified representative of the Manufacturer's Quality Department.

  5.4.2.    The Manufacturer may only release those batches of Product, which are in full compliance with the Product specifications and have been manufactured under the approved, validated process conditions. The Purchaser may, at its discretion when requested by the Manufacturer, allow batch release against a concession.

  5.4.3.    Each batch of Product shipped to the Purchaser will be accompanied by a Certificate of Analysis (Appendix 6) signed by a qualified representative of the Manufacturer's Quality Department. The Certificate of Analysis will serve as written guarantee by the Manufacturer that the product was manufactured and tested according to specifications and methods and meets all agreed specifications for the product.

5.5   Rejection of Product by Purchaser and Product Complaints

  5.5.1.    All Product batches received by the Purchaser will be subjected to Incoming Inspection to verify each of the cosmetic attributes, dimensional specifications and functional requirements given in Appendix 1, "Product Specification of TAIFUN® Dry Powder Inhalation Device". The Purchaser may reject batches that do not meet the AQL or the Product specification requirement for any of the inspection criteria and issue a complaint to the Manufacturer.

  5.5.2.    The Manufacturer shall inform the Purchaser of any quality problems which may affect on time delivery or could potentially be representative of a repetitive problem which could affect several batches of Product.

  5.5.3.    Quality problems identified during final assembly of the Product at the Purchaser's facility or field complaints, which are indicative of out of specification components or sub-assemblies, may also result in batch rejection.

  5.5.4.    The Manufacturer will be advised immediately of any Product rejection via the Purchaser's standard complaint form, see Appendix 5 "Customer Complaint Form—TAIFUN® Dry Powder Inhaler Device". The Purchaser shall supply with the complaint, as a minimum, the following information: reason for the rejection, quantity of affected Product, batch number, and representative samples.

  5.5.5.    All complaints will be logged and handled through the Manufacturer's Customer Complaint Procedure.

  5.5.6.    Upon notification of a batch rejection, the Manufacturer must initiate corrective actions so as to prevent the compromise of any additional batches of product and retest as necessary to ensure the suspected or identified cause of failure is not present in other batches of the Product.

  5.5.7.    A complaint arising from the identification of a critical defect may result in the stoppage of all deliveries until corrective actions and/or additional testing have been completed to the satisfaction of the Purchaser.

  5.5.8.    A complaint arising from the identification of defects other than critical will result in the joint determination of the seriousness of the defect and the need to stop deliveries until corrective measures have been implemented.

  5.5.9.    A complaint arising from the identification of a previously unclassified defect which the Purchaser considers to be detrimental to the quality or safety of the Product shall be discussed and negotiated with the Manufacturer as to its disposition and corrective action.

6.     RIGHT TO AUDIT

  6.1.    The Manufacturer will allow representatives from the Purchaser access to their manufacturing, warehousing and laboratory facilities (and all records and documentation of these operations related to the Product) during working hours and with reasonable prior notification for the purposes of conducting quality and GMP audits. The frequency of the audits will depend on the Product quality trends, the result of previous audits and the Purchaser's current auditing policies.

  6.2.    The Manufacturer will also extend the right to audit their facilities to representatives of third parties, which utilise or may be considering the use of the Product as supplied by the Purchaser.

7.     CHANGE CONTROL

  7.1.    The Manufacturer will not deviate from any of the approved product manufacturing and testing specifications, sampling plans, acceptable quality levels, and packaging specifications without prior written authorisation from the Purchaser.

  7.2.    The Purchaser will use change control to notify the manufacturer of all Product specification updates, test method revisions, and other critical document revisions.

  7.3.    The Manufacturer must inform the Purchaser of significant changes in the Quality organisation or the Quality Practices that may affect the quality of the Products.

8.     PROCESS VALIDATION

  8.1.    The Manufacturer must conduct formal validation with at least three production-size batches to prove that all manufacturing processes are capable of consistently and repeatedly producing the Product within specifications.

  8.2.    The Manufacturer is responsible for ensuring the manufacturing processes, utilities, tooling, equipment, and test methods are properly validated and in compliance with appropriate GMP guidelines.

  8.3.    The Manufacturer will provide copies of the validation plan to the Purchaser for comment prior to initiation of the validation process.

  8.4.    All validation will be maintained current. Change control procedure must be utilised to ensure that all significant modifications are subjected to validation review.

  8.5.    The Manufacturer must utilise cleaning procedures and line clearance procedures according to GMP's as necessary to prevent cross contamination in production and packaging areas and on machines utilised for multiple products.

9.     CONTINUOUS IMPROVEMENT

  9.1.    Statistical techniques will be utilised by the Manufacturer to monitor, understand and adjust the manufacturing processes.

  9.2.    Continuous Improvement philosophy shall be jointly applied by the manufacturer and the purchaser to the design, manufacturing, and testing of the product.

10.   CONTRACTUAL AGREEMENT

  10.1.    All inquiries, remarks, claims, and communications concerning the Quality Agreement shall be made in writing to the addresses listed in Clause 1.0. The contact persons of the Parties are as listed in Appendix 7 "List of Contact Personnel".

  10.2.    The assignment of the rights and responsibilities given in this Agreement cannot be assigned by the Manufacturer without the prior written consent of the Purchaser.

  10.3.    The Quality Agreement is binding to both Parties upon acceptance via signing by the designated officer of the company. The Quality Agreement becomes effective upon approval by both Parties of the Development and Manufacturing Agreement.

  10.4.    Changes to the Quality Agreement are valid only in writing and are effective once signed by both parties.

  10.5.    The Quality Agreement is valid only in conjunction with the Development and Manufacturing Agreement. The Quality Agreement can only be rescinded via termination of the Development and Manufacturing Agreement.

  10.6.    The formal review period for the Quality Agreement shall be once every year on or about the anniversary date of its approval.

  10.7.    Two master copies of the Quality Agreement will exist and will be attached to the Development and Manufacturing Agreement. One will reside with the Manufacturer and the other with the Purchaser.

  10.8.    The responsibilities of the Manufacturer and of the Purchaser for the assurance of Product quality are as identified and defined by the Development and Manufacturing Agreement, its Appendix B and this document

APPENDIX 1 to
Quality Assurance Agreement

Product Specification of TAIFUN® Dry Powder Inhaler:

        Following product specifications are appended to this Appendix 1 of the Quality Assurance Agreement. Product Specifications are agreed by the Parties to be updated and added when needed via an established Change Control Procedure.

* * *

APPENDIX 2 to
Quality Assurance Agreement

AQL Specification for TAIFUN® Dry Powder Inhaler Device Attributes:

        AQL Specifications are agreed by the Parties to be updated and added when needed via an established Change Control Procedure.

APPENDIX 3 to
Quality Assurance Agreement

Approved Suppliers and Materials of TAIFUN®:

* * *

APPENDIX 4 to
Quality Assurance Agreement

Transit Packaging Specification:

Labeling and Packaging

1.     Labeling

The following information shall be printed on each label.

1.
Product name

2.
Focus code

3.
Drawing number(s)

4.
Focus order number

5.
Batch number

6.
Date of manufacturing (dd/mm/yy)

7.
Quantity of Products

2.     Packaging

* * *

APPENDIX 5 to
Quality Assurance Agreement

Customer Complaint Form—TAIFUN® Dry Powder Inhaler Device:

FOCUS iNHALATiON

CUSTOMER COMPLAINT FORM

Rejected batch information

Product name / Material	:	Focus item code:
Focus batch number	:
Vendor	:	Vendor item code:
Vendor batch number	:
Order number	:
Quantity received	:
Date of delivery:

Defect information

Defect noticed in:	☐ Quality Assurance ☐ Production ☐ Material storage
Reason for rejection	: Specification:	Result:
	Specification:	Result:
	Specification:	Result:
: Description of the defect:

Estimated quantity of defective material	:
Amount of rejected material	:
Statement of the defect from quality assurance	:
Comments to Vendor	:
Signature of QA:	Date:

Sample information	Samples sent: ☐ yes ☐ no Date Number of samples:

Contact information

Focus Inhalation Oy	Perlos Oyj [Pharma]
Katri Outinen	N.N.
P.O.Box 980	P.O. Box 163
FIN-20101 TURKU	FIN-80101 Joensuu
Tel: +358 2 333 3430	Tel: +358 13 261 2001
Fax: +358 2 333 3444	Fax: +358 13 261 4600

Prepared by

Name:
Title:
Place / Date:
Signature:

APPENDIX 6 to
Quality Assurance Agreement

Certificate of Analysis—Sample:

Perlos Oyj
P.O. Box 163
80101 Joensuu

Certificate of Analysis

Perlos Oyj certifies that the products as listed have been manufactured and analysed according to the "QUALITY ASSURANCE AGREEMENT" between Perlos Oyj and Focus Inhalation Oy

Product name:
Focus Inhalation code:
Order number:
Batch number:
Quantity of delivery:
Date(s) of manufacturing:
Specification	Results	Date of measurement	Remarks

Name and date
Quality Manager
Perlos Oyj

APPENDIX 7 to
Quality Assurance Agreement

List of Contact Personnel:

*    *    *

APPENDIX 8 to
Quality Assurance Agreement

Sampling:

*    *    *

APPENDIX C to
Development and Manufacturing Agreement

Specification for the filling and final assembly services

1.     Division of responsibilities

  The parties clearly understand that the co-operation between the two companies is based on the following division of responsibilities:

1.1
Focus

  As the owner of all product based IPR Focus is alone responsible for product liability connected with the Agreement Products (Taifun inhalers).

  Focus will also approve each batch in a similar way as it would approve any material supply to its factory.

  Focus is also responsible for the filling and final assembly processes.

  Focus (or third parties as the case may be) shall bear the full responsibility relating to or in any way connected with the drugs to be incorporated into the Agreement Products.

1.2
Perlos

  Perlos responsibility, except for those mentioned in Appendix C, is to provide filling and final assembly services to Focus at Focus premises, according to the specifications set by Focus (Perlos Services).

  The parties have agreed that Perlos Pharma will as soon as possible manage the manufacturing process of the services including filling and final assembly. At the moment Focus Inhalation is responsible for all manual assembling and filing operations. The parties will separately agree a time schedule for transferring the performance of each of the said manufacturing process steps from Focus to Perlos.

  When Perlos has taken a manufacturing process step over, as described above, Perlos will be responsible for the quality and performance of the manufacturing process/processes as more closely specified later.

2.     Quality standards, inspection and auditing

  For each batch Perlos will deliver Focus a batch release certificate, which states that all inspections are carried out as specified.

  The parties will together further develop the specifications to maintain the quality standards set by the authorities. The possible effect on the unit price shall be negotiated between the parties in good faith.

  Focus' responsibility is to regularly audit the processes and to give Perlos feedback on any possible deviations from the regulatory or customer demands noticed.

3.     Manufacturing process description

  A detailed description of the process will be appended later.

APPENDIX D to
Development and Manufacturing Agreement

Forecasts and orders of the Agreement Components

1.     Purpose

  The Parties shall in good faith jointly develop and put into practice a Forecast and Order Procedure, which shall be used by Parties to:

  1.1.
  Format, organize, and communicate the short-term (monthly, quarterly, yearly) volume demand for the Agreement Components and the production capacity to meet this demand.

  1.2.
  Communicate and adjust order volumes and delivery schedules required by Focus prior to the issuance of firm orders for the Agreement Components

  1.3.
  Give visibility to the long term (greater than 12 months) demand for Product so as to provide for the expansion or contraction of manufacturing capacity at Perlos, as may be appropriate.

2.     Forecast

  2.1.
  Focus shall submit to Perlos

* * *

  2.2.
  In addition to the above Focus

* * *

  2.3.
  Should the marketing situation of Focus' product(s) containing the Agreement Components change unexpectedly including but not limited to adverse events caused by such Focus' products and actions of the authorities, the Parties shall negotiate in good faith on the proceedings to be taken.

3.     Orders

  3.1.
  All deliveries of Agreement Components shall be against written orders placed by Focus. Perlos shall confirm and accept in writing each Focus purchase order for the Agreement Components within five (5) business days from the receipt of Focus' purchase order, provided that should Perlos fail to confirm Focus' purchase order within such five (5) days period, then the order shall be deemed confirmed and accepted as of the date of the order. Such separate orders shall also contain delivery schedules and details regarding delivery batches, as set out in monthly forecasts. Deviations from the forecasts have to be agreed upon by both Parties.

  3.2.
  Perlos shall promptly notify Focus in writing of any anticipated delay or of any circumstance(s) rendering it unable to Manufacture and/or supply the Agreement Components and the estimated duration of such delay/circumstances.

4.     Evaluation of the delivery performance

  Delivery performance is maintained at a minimum of 90% on time in full against the confirmed and accepted orders agreed by the Parties according to procedure mentioned in Chapter 3.1. of this Appendix. A review of delivery performance is to be conducted at least once per quarter. Delivery performance will be calculated using the following formulae: Percentage share of on time orders from all orders. The delivery shall be determined to be on time in case the delivery is available at Focus plant Turku during the week stated in order confirmation by Perlos.

Table 1

* * *

Table 2

* * *

2

APPENDIX E to
Development and Manufacturing Agreement

Focus Property

* * *

APPENDIX F1 to
Development and Manufacturing Agreement

Development Project Agreements

* * *

Appendix G to
Development and Manufacturing Agreement

INVESTMENT AGREEMENT

  by and between

  Focus Inhalation Oy, whose registered office is at Biolinja 12, P.O. Box 980, 20101 Turku and registration number Y1629116-4 (hereinafter referred to as "Focus"),

  and

  Perlos Oyj Pharma, whose registered office is at Ayritie 12 C, P.O. Box 178, 01511 Vantaa and registration number Y 1067837-6 (hereinafter referred to as "Perlos").

  This Agreement is comprised of this document and the attached Enclosures. In case of any inconsistency between this document and any of the Enclosures, they shall take precedence in the following order:

  1.
  This document;

  2.
  Enclosures in the order they are numbered.

  WHEREAS, the Parties' objective is to start co-operation as more closely defined in the Development and Manufacturing Agreement pursuant to which Perlos would among others, supply certain Production machinery and tools to Focus for manufacturing of the Agreement Product;

  WHEREAS, the Parties' objective is that Perlos would provide the financing of such machinery subject to the terms and conditions agreed below

  NOW THEREFORE THE PARTIES AGREE AS FOLLOWS:

1.     DEFINITIONS

  In this Agreement the expressions will have the meanings defined in the Development and Manufacturing Agreement unless otherwise expressly provided or unless the context clearly indicates otherwise.

  The "Development and Manufacturing Agreement" means the Development and Manufacturing agreement and any amendment thereto entered into between the Parties dated on the date hereof;

2.     MACHINERY, SPECIFICATIONS AND PURCHASE ORDERS

  Perlos will sell and deliver to Focus certain machinery and tools (intended to include injection moulding tools, an automated sub-assembly line and one filling and final assembly line) for the manufacture of the Agreement Product. Perlos will either manufacture and/or assemble the machinery itself or have it manufactured/assembled by a third party.

  The specifications of the machinery to be purchased and sold hereunder, the price, basic terms of payment and other technical and commercial terms and conditions of sale shall be specified in separate delivery contracts that will be listed in Enclosure 1. Such machines are hereinafter called the "Relevant Machines".

  All these above mentioned separate delivery contracts shall be negotiated in good faith in the Steering Committee taking into consideration relevant business conditions and commercial needs for cost effective production of a forecasted volume of the Agreement Components, evaluated from time to time. The price of any individual piece of Relevant Machinery shall be competitive compared to commercially available comparable machinery. If any individual piece of Relevant Machinery shall be manufactured and/or assembled by a third party, the purchase price for Focus shall be the same as invoiced Perlos by the third party.

  Under no circumstances shall the aggregate financing granted by Perlos hereunder exceed * * * * * * .

  Subject to the terms and conditions of this Financing Agreement, 100 per cent of the contract price of the Relevant Machines will be paid by Focus to Perlos in arrears during a period not exceeding * years calculated from the date of commissioning of each individual Relevant Machine ("the Credit"). Focus shall pay to Perlos

  (i)
  the interest on the Credit;

  (ii)
  amortisation of the Credit until it has been fully repaid; and

  (iii)
  an unit based profit element

  all as more closely specified below.

  Focus shall, upon commissioning of each individual Relevant Machine issue to Perlos a promissory note covering the respective Credit, interest and collection charges.

  Focus shall effect all the payments timely and in full without any deduction.

  Overdue interest is charged at a rate of * per cent per annum from the due date of each payment hereunder until the payment has been credited in full to Perlos bank account.

  Focus shall not be allowed to exercise any right of set-off against the payments hereunder.

  All mutually agreed validation costs related to the investment of Relevant Machinery are invoiced by Perlos separately and shall be paid by Focus within thirty (30) days from the date of the invoice. Any development work related to the Agreement Product is agreed in the Development and Manufacturing Agreement.

3.     INTEREST

  Interest on the Credit starts to accrue when half of the delivery time (delivery time means the time between written order and start of manufacturing of the PQ batches) of the Relevant Machine has passed and shall be calculated on actual capital invested by Perlos as at the end of each month based on the terms of payment defined in relevant Purchase Orders. Interest shall be charged at a rate of * per cent * per annum.

  Payments of interest shall be invoiced semi-annually for each calendar half-year and be paid not later than the 15th day of the month succeeding the end of the period.

4.     PROFIT ELEMENT

  The Reimbursement of profit element will commence upon starting of the commercial production of the Agreement Product using a Relevant Machine.

  The profit element payable by Focus to Perlos shall be * € per each unit of the Agreement Product being composed of Agreement Components manufactured by Perlos until the aggregate credit of all the Relevant Machines together with the agreed interest has been paid off to Perlos in full.

  Thereafter a sustained profit element of * € per each unit of the Agreement Product being composed of Agreement Components manufactured by Perlos will be applied for the lifetime of the Relevant Machinery.

2

5.     AMORTISATION

  Focus shall pay to Perlos as a basic amortisation of the Credit * € per each unit of the Agreement Product being composed of Agreement Components manufactured by Perlos. The amortisation shall be calculated [semi-annually] and be paid not later than the 15th day of the month succeeding the end of the period.

* * *

* * *

6.     COLLATERAL

  Perlos retains full ownership and title to each Relevant Machine until Focus has paid its purchase price together with accrued interest in full. As long as a Relevant Machine that stands in Focus' premises remains the property of Perlos, Focus shall mark it so that it is observably separated from Focus' property.

  Focus shall at its expense establish in favour of Perlos the following collateral to secure the repayment of the Credit, interest and eventual collection charges: establish, and take necessary actions to allow Perlos to register, with the relevant authorities a right of lien in favour of Perlos on all the patents listed in Enclosure 2. Focus warrants that it has full right, title and interest to the patents listed in Enclosure 2.

  The collateral shall be issued before the parties enter into a delivery contract for a Relevant Machine and shall always cover the Credit and interest payable by Focus to Perlos for the Relevant Machinery.

  As long as any Credit hereunder is outstanding Focus will not create or permit to subsist any mortgage, charge, pledge, lien or other encumbrance on the collateral without Perlos' previous approval in writing. Perlos hereby gives its approval to the following:

  —
  Focus may at any time free the collateral by paying the remaining part of the Credit

  —
  Focus may at any time grant licenses to third parties to the patents listed in Enclosure 2

  Perlos has no right to the above mentioned patents except as defined in article 8.

  Focus has the right to change the collateral to other securities subject to approval by Perlos, which Perlos may not unreasonably withhold.

7.     PERLOS OPTION

  Perlos has an option to use a part of this financing as a strategic investment in Focus under the terms and conditions to be negotiated in good faith. The option is valid until the next financing round is completed or the end of June 2003, whichever is earlier.

8.     OTHER CONDITIONS

  Focus shall within 120 days after the end of each of its fiscal year, furnish to Perlos its audited balance sheet as at the end of such fiscal year and its income statement.

  Focus shall promptly give notice to Perlos of each event that has or might have a materially adverse effect on its ability to perform its obligations under this Investment Agreement.

3

9.     DEFAULT

  Upon the occurrence of any of the following events

  (a)
  Focus shall fail to pay when due any substantial amount payable hereunder and such failure shall continue for thirty (30) days; or

  (b)
  Focus shall default in the performance and observance of any other provision contained in this Investment Agreement or the Development and Manufacturing Agreement and such default (if capable of remedy) remains unremedied for thirty (30) days after written or telefax notice thereof has been given by Perlos to Focus; or

  (c)
  insolvency of, or stoppage of payment by Focus or the commencement of a bankruptcy, insolvency or receivership or any similar proceeding against Focus, or levy of any distress, execution or attachment upon the property of Focus;

  then and in any such event at any time thereafter Perlos shall have the right to declare the Credit immediately due and payable whereupon the same shall become immediately due and payable together with all interest accrued thereon and all other amounts payable hereunder.

  Perlos shall have the right to realise the pledged property by voluntary sale without auction or other statutory realisation proceedings.

10.   TERM AND TERMINATION

  This Agreement is valid from and including the January 20, 2003 ("Effective Date") and expire when the Credit granted hereunder together with the agreed interest and the profit element has been paid in full by Focus to Perlos.

  Focus may terminate for any reason at any time the Investment Agreement by paying the Credit and Interest.

  The payment obligations relating to the sustained profit element shall survive the termination of this Agreement.

11.   MISCELLANEOUS

  The obligations of Perlos related to the manufacture and/or assembly of Relevant Machinery as jointly specified maybe performed by a subcontractor or subcontractors appointed by Perlos.

  This Agreement will be governed and construed in accordance with the laws of Finland. Any dispute or controversy arising out of or relating to this Agreement shall be settled by arbitration. Such arbitration shall be conducted in Helsinki in accordance with the Rules of the Arbitration Institute of the Central Chamber of Commerce in Helsinki by one sole arbitrator appointed jointly by Focus and Perlos. If Focus and Perlos cannot agree upon the person of the arbitrator within two (2) weeks the arbitrator shall be appointed by the Arbitration Institute of the Central Chamber of Commerce in Helsinki.

  This Agreement supersedes and cancels all previous agreements and understandings, whether oral or in writing, in respect of the subject matter hereof and may not be amended, or modified except by an express declaration in writing signed on behalf of Focus and Perlos by a duly authorised officer and referring specifically to this Agreement

Enclosures

Enclosure 1: The Relevant Machines
Enclosure 2: The patents

4

ENCLOSURE 1 to
Investment Agreement

The Relevant Machines

* * *

5

QuickLinks

  Exhibit 10.1
DEVELOPMENT AND MANUFACTURING AGREEMENT between PERLOS Oyj and FOCUS INHALATION Oy
Appendix B to Development and Manufacturing Agreement
Quality Assurance Agreement
APPENDIX 5 to Quality Assurance Agreement
APPENDIX 8 to Quality Assurance Agreement
APPENDIX C to Development and Manufacturing Agreement
APPENDIX D to Development and Manufacturing Agreement
APPENDIX E to Development and Manufacturing Agreement
APPENDIX F1 to Development and Manufacturing Agreement
Appendix G to Development and Manufacturing Agreement
ENCLOSURE 1 to Investment Agreement